EXHIBIT 99.1


Hutchison Telecommunications and Singapore Technologies Telemedia Sign Agreement to Acquire a Majority Interest in Global Crossing

     o    Global Crossing's creditor groups support investment agreement

     o    Agreement approved by bankruptcy court on August 9

     o Investment will fund successful emergence of Global Crossing from Chapter 11, expected to occur in early 2003 subject to obtaining regulatory approvals

Madison, NJ - August 09, 2002 - Global Crossing today announced that it has signed a definitive agreement under which Hutchison Telecommunications Limited (Hutchison), a wholly owned subsidiary of Hutchison Whampoa Limited, and Singapore Technologies Telemedia Pte. Ltd. (ST Telemedia) will invest a total of $250 million for a 61.5 percent majority interest in a newly constituted Global Crossing on its emergence from bankruptcy. Global Crossing's creditor groups support the agreement.

The agreement was approved today in a hearing before the Bankruptcy Court for the Southern District of New York.

Global Crossing is also preparing a Chapter 11 plan of reorganization. Global Crossing expects to file its plan in September and to emerge from bankruptcy in early 2003, subject to satisfying various contractual closing conditions, including regulatory approvals and confirmation of its plan of reorganization by the bankruptcy court.

The terms of the Hutchison and ST Telemedia agreement provide that Global Crossing's banks and creditors will receive 38.5 percent of the common equity in the newly constituted Global Crossing, $300 million in cash and $200 million of new debt in the form of senior notes. Existing common equity and preferred shareholders of Global Crossing will not participate in the new capital structure.

Under the agreement, Global Crossing will retain its UK national business, its conferencing division, and Global Marine - three businesses which it had previously considered selling in order to maximize its cash position. Customers of these businesses, as well as Global Crossing's other customers, can expect service to continue without disruption.

The agreement with Hutchison and ST Telemedia follows several months of discussions with a large number of bidders. After reviewing and negotiating all the bids submitted, Global Crossing and its creditors entered into separate negotiations with Hutchison and ST Telemedia. These negotiations resulted in the agreement announced today. As a result of the agreement, Global Crossing has cancelled the auction scheduled for August 14, 2002.

"This is a textbook model for a successful strategic investment," said Mr. John Legere, CEO of Global Crossing. "Hutchison Telecommunications and Singapore Technologies Telemedia are highly respected telecom companies with assets and skills that complement Global Crossing's unmatched global network. With our turnaround well under way, and the support of strong new strategic partners, Global Crossing is poised to become the global leader providing networking services to enterprises and carrier customers in more than 200 of the world's top cities."

Mr. Canning Fok, Group Managing Director of Hutchison Whampoa, said, "We have confidence in the Global Crossing management team and look forward to working with them. Global Crossing presents an attractive business prospect for Hutchison and our investment in the company, which owns substantial broadband network capacity, is in line with our vision to be a leading global telecommunications player."

"Customers will be the real winners in this agreement," said Mr. Lee Theng Kiat, President and CEO of ST Telemedia. "Our three companies will be able to provide continuity on Global Crossing's international networks and expanded service offerings to benefit all our customers. As the telecom market stabilizes, there will be significant opportunities for the new Global Crossing, its creditors and employees. This investment will accelerate ST Telemedia's goal to become a significant global data and IP-centric communications group."

The Blackstone Group, L.P. and Weil, Gotshal & Manges LLP provided advice and counsel to Global Crossing regarding the agreement announced today.

ABOUT GLOBAL CROSSING

Global Crossing provides telecommunications solutions over the world's first integrated global IP-based network, which reaches 27 countries and more than 200 major cities around the globe. Global Crossing serves many of the world's largest corporations, providing a full range of managed data and voice products and services. Global Crossing operates throughout the Americas and Europe, and provides services in Asia through its subsidiary, Asia Global Crossing.

On January 28, 2002, Global Crossing and certain of its affiliates (excluding Asia Global Crossing and its subsidiaries) commenced Chapter 11 cases in the United States Bankruptcy Court for the Southern District of New York and coordinated proceedings in the Supreme Court of Bermuda. On the same date, the Bermuda Court granted an order appointing joint provisional liquidators with the power to oversee the continuation and reorganization of the Bermuda-incorporated companies' businesses under the control of their boards of directors and under the supervision of the U.S. Bankruptcy Court and the Supreme Court of Bermuda. On April 23, 2002, Global Crossing commenced a Chapter 11 case in the United States Bankruptcy Court for the Southern District of New York

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for its affiliate, GT UK, Ltd. Global Crossing does not expect that any plan of reorganization, if and when approved by the Bankruptcy Court, would include a capital structure in which existing common or preferred equity would retain any value.

Please visit www.globalcrossing.com or www.asiaglobalcrossing.com for more information about Global Crossing and Asia Global Crossing.

###

Statements made in this press release that state Global Crossing's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Global Crossing's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price competitive marketplace; possible reductions in demand for our products and services due to competition or changes in industry conditions; changes in the nature of telecommunications regulation in the United States and other countries; changes in business strategy; the successful integration of newly-acquired businesses; the impact of technological change; and other risks referenced from time to time in Global Crossing's filings with the Securities and Exchange Commission.


CONTACT GLOBAL CROSSING:


Press Contacts

Becky Yeamans
+ 1 973-410-5857
Rebecca.Yeamans@globalcrossing.com

Tisha Kresler
+ 1 973-410-8666
Tisha.Kresler@globalcrossing.com

Kevin Burgoyne
Latin America
+ 1 305-808-5925
Kevin.Burgoyne@globalcrossing.com

Mish Desmidt
Tel: +44 (0) 118 908 6788
Mobile: +44 (0) 7771 66 84 38
mish.desmidt@globalcrossing.com


Analysts/Investors Contact

Ken Simril
+ 1 310-385-3838
investors@globalcrossing.com